EXHIBIT 16.1

April 11, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 11, 2014, of Sizmek Inc. and are in agreement with the statements contained in the third and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP